Filed pursuant to Rule 424(b)(3)

File No. 333-272231

Supplement dated December 23, 2024 to the Statement of Additional Information for

Class S and Class I Shares dated April 12, 2024

This supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus (the “Prospectus”) and Statement of Additional Information (“SAI”) of Apollo S3 Private Markets Fund dated April 12, 2024. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Fund,” “we,” “us,” or “our” refer to Apollo S3 Private Markets Fund and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to update the SAI to reflect updates to the Fund leadership team as the result of promotions within Apollo Global Management, Inc. (“Apollo”). Mr. Seifert has resigned as Chief Financial Officer and Treasurer of the Fund, and the Fund’s Board has appointed Michael Rucker as Chief Financial Officer and Treasurer.

Updates to the Statement of Additional Information

MANAGEMENT OF THE FUND

The following table supersedes and replaces the table in the section of the SAI titled “Management of the Fund — Executive Officers”:

Name, Position(s) held with Registrant, Year of Birth and Address*	Length of Time Served	Principal Occupation During Past 5 Years
Steve Lessar President and Chief Executive Officer (1972)	Since inception	Partner and Co-Head of Apollo’s Sponsor & Secondary Solutions (S3) business since 2022. Managing Director and Co-Head of Secondaries and Liquidity Solutions (SLS) at BlackRock Alternatives from 2018 to 2022.

Michael Rucker Chief Financial Officer and Treasurer (1983)	Since December, 2024	Managing Director and Controller of Apollo’s S3 business and Hybrid Value business since 2011.

Kristin Hester Chief Legal Officer and Secretary (1980)	Since inception	Managing Director, General Counsel - Regulated Funds, Apollo Global Management, Inc., 2015 to present; Chief Legal Officer, MidCap Financial Investment Corporation, Apollo Debt Solutions BDC, and Redding Ridge Asset Management LLC, 2022 to present; Chief Legal Officer and Secretary of Apollo Diversified Credit Fund, 2022 to present; Chief Legal Officer, Secretary and Vice President, Middle Market Apollo Institutional Private Lending, 2024 to present; Chief Legal Officer and Secretary, Apollo Diversified Real Estate Fund, 2024 to present; Chief Legal Officer, Apollo Tactical Income Fund Inc. and Apollo Senior Floating Rate Fund Inc., 2022 to 2024.

Name, Position(s) held with Registrant, Year of Birth and Address*	Length of Time Served	Principal Occupation During Past 5 Years
Ryan Del Giudice Chief Compliance Officer (1990)	Since inception	Principal, Apollo Global Management, Inc., 2022 to present; Chief Compliance Officer, Apollo Diversified Credit Fund and Apollo Diversified Real Estate Fund 2018 to present; Chief Compliance Officer, MidCap Financial Investment Corporation, Apollo Debt Solutions BDC, 2023 to present; Chief Compliance Officer, Middle Market Apollo Institutional Private Lending, 2024 to present; Chief Compliance Officer, Apollo Tactical Income Fund Inc. and Apollo Senior Floating Rate Fund Inc., 2023 to 2024; Chief Compliance Officer, Griffin Capital Asset Management Company, LLC, 2017 to 2022.

This Supplement, and each Prospectus and the SAI for Class S and Class I Shares, dated April 12, 2024, of the Fund provide relevant information for all shareholders. Each Prospectus and SAI of the Fund have been filed with the U.S. Securities and Exchange Commission, and are incorporated by reference. These can be obtained without charge by calling the Fund at 1-888-926-2688 or by visiting www.apollo.com/aspm.

Investors Should Retain This Supplement for Future Reference

*	The address of each officer is care of the Secretary of the Fund at 9 West 57th Street, 42nd Floor, New York, NY 10019.